Exhibit 10.68

[* *] Portions of this exhibit have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

FIRST AMENDMENT TO

EXCLUSIVE DISTRIBUTION AGREEMENT

This First Amendment to the Exclusive Distribution Agreement (this “First Amendment”) is executed this 23rd day of June, 2017, by and between Rockwell Medical, Inc., a Michigan corporation (the “Company”) and Baxter Healthcare Corporation, a Delaware corporation (“Distributor”).

RECITALS

A. Distributor and the Company are parties to that certain Exclusive Distribution Agreement, effective as of October 2, 2014 (the “Agreement”).

B. Distributor and the Company are parties to an arbitration to settle certain disputes arising out of the Agreement and desire to enter into this First Amendment in connection with a settlement of their disputes.

AGREEMENT

In consideration of the foregoing and mutual covenants and agreements contained in this First Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Section 1.1 of the Agreement is amended by adding paragraph (f) as follows:

(f)Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of the Agreement if the Company discusses, negotiates or enters into an amendment or other modification to the Designated Customer’s Original Customer Contract that increases the prices paid by the Designated Customer to the Company thereunder; provided that such amendment or other modification shall not otherwise modify such contract without Distributor’s prior written consent, which consent shall not be unreasonably withheld.

2. Section 1.3 of the Agreement is amended and restated in its entirety as follows:

Original Customer Contracts.  As and when requested by the Distributor, the Company shall assign to the Distributor (to the extent assignable without further Third Party consent) the Company’s rights under the Original Customer Contracts to Commercialize the Products in the Territory during the Term.  The Distributor shall assume the Company’s obligations under each assigned Original Customer Contract, but only to the extent that such obligations are required to be performed after the effective date of the assignment.  With respect to the Designated Customer’s Original Customer Contract, until (a) the Company has assigned such Original Customer Contract to Distributor with the Designated Customer’s consent,  or (b) Distributor enters into a replacement contract for Concentrate Products with the Designated Customer (or its Affiliate), the Company shall retain all Economic Losses arising from such Original Customer Contract and the Company shall pay to the Distributor the amount equivalent to the Economic Gains from such Original Customer Contract.  “Economic Losses” for this purpose shall be the amount by which (i) the fees and costs

4816-3189-0251.2101129\000001

relating to Support Services rendered under Exhibit C with respect to Products shipped to the Designated Customer under the Original Customer Contract using the allocation method set forth in Exhibit C exceed (ii) (A) the aggregate price paid for Products by the Designated Customer minus (B) the Contract Price for Products ordered by the Designated Customer.  “Economic Gains” for this purpose shall be the amount by which the aggregate price paid for Products by the Designated Customer exceeds the aggregate of (i) the Contract Price for Products ordered by the Designated Customer and (ii) the fees and costs relating to Support Services rendered under Exhibit C with respect to the Products shipped to the Designated Customer under the Original Customer Contract using the allocation method set forth in Exhibit C .  For the avoidance of doubt, this Section 1.3 shall impose on the Distributor no obligation to make any payment to the Company relative to the Designated Customer’s Original Customer Contract.  Distributor shall use reasonable commercial efforts to negotiate a  new contract with a  price increase directly with the Designated Customer (or its Affiliate) to replace the Designated Customer’s Original Customer Contract.

3. Section 3.8 of the Agreement is amended and restated in its entirety as follows:

(a)(1) Subject to the terms of this Section 3.8, the exclusive Distributor Rights granted to the Distributor under Section 1.1, other than with respect to the Designated Customer, shall become non‑exclusive at the option of the Company if the quantity of Concentrate Products, measured in gallons, ordered by the Distributor (or directly by its customers) in the United States during any Calendar Year is less than the relevant minimum order threshold for such Calendar Year determined as follows (each, a “Minimum Order Threshold”):

Calendar Year	Minimum Order Threshold
2017	[* *]
2018	[* *]
2019	[* *]
2020	[* *]
2021	[* *]
2022	[* *]
2023	[* *]
2024	[* *]

2025 and each Calendar Year thereafter during the Term

[* *]% of the Baseline Amount for Calendar Year 2025, and an incremental [* *]% increase for each Calendar Year thereafter during the Term (resulting in a Minimum Order Threshold of [* *]% of the Baseline Amount for final Calendar Year).

For purposes of determining whether the Minimum Order Threshold has been achieved for any Calendar Year, except as provided in clause (a)(3) of this Section 3.8, gallons ordered by or on behalf of the Designated Customer, or by Distributor, its Affiliates, Marketing Partners, sub-distributors or otherwise for resale or distribution, directly or indirectly, to Designated Customer or its Affiliates shall not at any time be counted as gallons ordered.

(2)Subject to the terms of this Section 3.8, the exclusive Distributor Rights granted to the Distributor under Section 1.1 with respect to the Designated Customer shall become non-exclusive at the option of the Company if, after (A) the Company obtains consent from the Designated Customer and the Designated Customer’s Original Customer Contract has been assigned to Distributor,  or (B) Distributor enters into a new contract for Concentrate Products with the Designated Customer (or its Affiliate if such Affiliate has executed such new contract instead of the Designated Customer), the quantity of Concentrate Products, measured in gallons, ordered by (i) Designated Customer (or its Affiliate if such Affiliate has executed such new contract) or (ii) the Distributor, its Affiliates, Marketing Partners, sub-distributors or otherwise for resale or distribution, directly or indirectly, to Designated Customer or its Affiliates during any Calendar Year following the Designated Customer Baseline Year is less than the relevant minimum order threshold for such Calendar Year (each, a “Designated Customer Minimum Order Threshold”).  The Designated Customer Minimum Order Threshold shall be [* *]% of the Designated Customer Baseline Amount in the first Calendar Year after the Designated Customer Baseline Year, and shall increase [* *]% per year thereafter ([* *]%, [* *]% etc.) through 2024, and thereafter shall increase in a similar manner by [* *]% each Calendar Year until the end of the Term of the Agreement.  For purposes of determining whether the Designated Customer Minimum Order Threshold has been achieved for any Calendar Year,  except as provided in clause (a)(3) of this Section 3.8, gallons ordered other than by or on behalf of the Designated Customer, or by Distributor, its Affiliates, Marketing Partners, sub-distributors or otherwise for resale or distribution, directly or indirectly, to Designated Customer or its Affiliates shall not at any time be counted as gallons ordered.

(3)For purposes of this Section 3.8 and the related definitions, Concentrate Products in powder form shall be measured in gallons by applying the conversion ratios set forth in Exhibit E hereto.  The Company represents and warrants that such conversion ratios are consistent with (i) the mixing instructions provided by the Company to its customers as of the Effective Date, and (ii) any mixing information set forth in the Regulatory Approvals for such Concentrate Products.

To the extent that the gallons of Concentrate Products ordered for any Calendar Year exceed the Minimum Order Threshold or Designated Customer Minimum Order Threshold for such Calendar Year, the excess may be applied against the other Threshold for the same Calendar Year or may be carried forward and applied against the Minimum Order Threshold or Designated Customer Minimum Order Threshold, at Distributor’s option, without duplication, for future Calendar Years until the entire excess has been fully-credited.  Solely for illustration purposes, if the Minimum Order Threshold for Calendar Year 2  is [* *] and the gallons of Concentrate Product ordered in Calendar Year 2 other than by or on behalf of the Designated Customer, or by Distributor, its Affiliates, Marketing Partners, sub-distributors or otherwise for resale or distribution, directly or indirectly, to Designated Customer or its Affiliates are [* *], then a total of [* *] gallons may be applied, at the Distributor’s option, against the Designated Customer Minimum Order Threshold for Calendar Year 2 or against the Minimum Order Threshold or Designated Customer Minimum Order

Threshold for Calendar Year 3 and future years until the [* *] gallons has been fully-credited.

(b)Notwithstanding any other provision hereof, if the Distributor’s Commercialization of any Concentrate Product (or Concentrate Products) in any Calendar Year is materially and adversely impacted by a Disruptive Event for a period of at least [* *] days during such Calendar Year, then (i) the Distributor shall have no obligation to achieve the Minimum Order Threshold or Designated Customer Minimum Order Threshold, whichever is applicable, for such Calendar Year, and (ii) the Minimum Order Threshold or Designated Customer Minimum Order Threshold, whichever is applicable, for the following Calendar Year shall be the Minimum Order Threshold or Designated Customer Minimum Order Threshold, whichever is applicable, in effect during the Calendar Year in which the Disruptive Event occurred and the schedule of Minimum Order Thresholds or Designated Customer Minimum Order Thresholds, whichever is applicable, for future Calendar Years shall be adjusted accordingly.  The Distributor shall notify the Company in writing as soon as possible if it discovers facts or circumstances that are reasonably likely to materially and adversely impact its Commercialization of a Concentrate Product (or Concentrate Products) for purposes of this Section 3.8(b).

(c)(1)If the Distributor fails to achieve the Minimum Order Threshold for any Calendar Year and if the Company believes that the Distributor has not been excused from achieving the Minimum Order Threshold by reason of any Disruptive Event as set forth in Section 3.8(b), then the Company shall notify the Distributor in writing within [* *] days after the end of such Calendar Year.  Upon receipt of such notice, the Distributor shall have a period of [* *] days (the “Shortfall Cure Period”) to submit one or more Firm Orders to make up for any shortfall and, upon so doing, the gallons of Concentrate Product reflected in such Firm Orders shall count (without duplication) toward the Distributor’s satisfaction of the Minimum Order Threshold for such Calendar Year.

(2)If the Distributor fails to achieve the Designated Customer Minimum Order Threshold for any Calendar Year and if the Company believes that the Distributor has not been excused from achieving the Minimum Order Threshold by reason of any Disruptive Event as set forth in Section 3.8(b), then the Company shall notify the Distributor in writing within [* *] days after the end of such Calendar Year.  Upon receipt of such notice, the Distributor shall have the Shortfall Cure Period to submit one or more Firm Orders to make up for any shortfall and, upon so doing, the gallons of Concentrate Product reflected in such Firm Orders shall count (without duplication) toward the Distributor’s satisfaction of the Designated Customer Minimum Order Threshold for such Calendar Year.

(3)If the Company assigns the Designated Customer’s Original Customer Contract to Distributor, or Distributor enters into a new contract for Concentrate Products with the Designated Customer (or its Affiliate if such Affiliate has executed such new contract instead of the Designated Customer), and, in either case, such contract is terminated before a Designated Customer Baseline Amount is established and the termination is not caused by, or attributable to any action taken or the failure to take any action, by the Company, and the termination is caused by the Distributor’s breach of its agreement with the Designated Customer, then the Company’s sole remedy shall be is to render non-exclusive the Distributor Rights as to the Designated Customer.  In order to exercise its right to render such Distributor Rights non-exclusive, the Company must notify the Distributor in writing thereof within [* *] days after it has been made aware of such termination.  If the Company fails to so notify the Distributor within such [* *]-day period, such Distributor Rights shall remain exclusive.  If the Company so notifies the Distributor within such [* *]-day period, then the Distributor Rights shall be non-exclusive as to the Designated Customer effective as of the date the Distributor receives such notice from the Company; provided, however, that if the Distributor contends that the condition set forth in this Section 3.8(c)(3) has not been satisfied, then the Distributor Rights shall remain exclusive until the dispute is resolved in accordance with Section 11.15.

(d)(1)The Company’s sole remedy for the Distributor’s failure to achieve the Minimum Order Threshold under Section 3.8(a)(1) is to render non-exclusive the Distributor Rights as to all customers other than the Designated Customer.  In order to exercise its right to render the Distributor Rights as to all customers other than the Designated Customer non-exclusive, the Company must notify the Distributor in writing thereof within [* *] days after the expiration of the Shortfall Cure Period.  If the Company fails to so notify the Distributor within such [* *]-day period, the Distributor Rights as to all customers other than the Designated Customer shall remain exclusive.  If the Company so notifies the Distributor within such [* *]-day period, then the Distributor Rights as to all customers other than the Designated Customer shall be non-exclusive effective as of the date the Distributor receives such notice from the Company; provided, however, that if the Distributor contends that the applicable Minimum Order Threshold has been satisfied or that such Minimum Order Threshold does not apply by reason of a Disruptive Event, then the Distributor Rights as to all customers other than the Designated Customer shall remain exclusive until the dispute is resolved in accordance with Section 11.15.

(2)The Company’s sole remedy for the Distributor’s failure to achieve the Designated Customer Minimum Order Threshold is to render non-exclusive the Distributor Rights as to the Designated Customer.  In order to exercise its right to render such Distributor Rights non-exclusive, the Company must notify the Distributor in writing thereof within [* *] days after the expiration of the Shortfall Cure Period.  If the Company fails to so notify the Distributor within such [* *]-day period, such Distributor Rights shall remain exclusive.  If the Company so notifies the Distributor within such [* *]-day period, then the Distributor Rights shall be non-exclusive as to the Designated Customer effective as of the date the Distributor receives such notice from the Company; provided, however, that if the Distributor contends that the applicable Designated Customer Minimum Order Threshold has been satisfied or that such Designated Customer Minimum Order Threshold does not apply by reason of a Disruptive Event, then the Distributor Rights shall remain exclusive until the dispute is resolved in accordance with Section 11.15.

4. The introductory language at the beginning of Section 4.5 of the Agreement is amended and restated in its entirety as follows

West Coast Facility Fee. The following shall apply if the Company and the Distributor have determined to establish a West Coast Facility, such determination is set forth in writing and signed by the Parties and the Company has complied with Section 3.9:

5. Section 4.6 of the Agreement is amended by adding a new paragraph (d) as follows:

(d)In the event Distributor believes in good faith Rockwell has breached Section 1.1 and such breach does not entitle Distributor to terminate the Agreement under Section 10.2(b) or Distributor otherwise chooses not to pursue termination as a remedy, Distributor may give written notice of such alleged breach to the Company under this Section 4.6(d).  If the Company disputes such alleged breach, it shall notify Distributor of such dispute within ten Business Days after receipt of such notice, in which case such dispute shall be resolved in accordance with Section 11.15.  If the Company does not dispute such alleged breach or if upon resolution of a dispute in accordance with Section 11.15, it is determined that such breach exists, then Rockwell shall have [* *] days after receipt of such notice or determination of breach, as applicable, in which to remedy such default.  If such default is not remedied in the time period set forth above, Distributor shall have the right to receive liquidated damages in the amount of $[* *] and Distributor reserves the right to take the position that certain breaches (such as a breach of exclusivity) cannot be cured.

6. Section 9.3 of the Agreement is amended and restated in its entirety as follows:

Obligations.  The recipient of Confidential Information shall (a) use such Confidential Information solely and exclusively in connection with the exercise of its rights and the discharge of its obligations under this Agreement and (b) not disclose such Confidential Information without the prior written consent of the disclosing Party to any Person other than (x) those of its agents and representatives who need to know such Confidential Information for such permitted use and who are bound by obligations of confidentiality with respect thereto and (y) potential financing sources, underwriters, placement agents and potential advisors, in each case who are bound by obligations of confidentiality with respect thereto.  Notwithstanding the foregoing, the recipient of Confidential Information may disclose it to the extent necessary to comply with Applicable Laws or with an Order issued by a court or regulatory body with competent jurisdiction; provided that, in connection with such disclosure, the recipient shall (i) provide reasonable advance notice of such disclosure to the disclosing Party; (ii) limit the disclosure to the information that is legally required to be disclosed, and (iii) use commercially reasonable efforts to obtain confidential treatment or an appropriate protective order, to the extent available, with respect to such Confidential Information.  The obligations under this Section 9.3 shall remain in effect from the Effective Date through the fifth anniversary of the termination or expiration of this Agreement.

7. The second bullet in Section 10.3 of the Agreement is amended and restated in its entirety as follows:

•     Articles 7, 8, 9, 10 and 11 (excluding Section 11.17); and

8. Section 11.15 of the Agreement is amended and restated in its entirety as follows:

(a)Any and all disputes, claims or controversies (“disputes”) arising out of or relating to this Agreement, including without limitation, any dispute as to the existence, validity, performance, breach or termination of this Agreement, shall be resolved in the following manner.  A party must first send written notice of the dispute to the other party for attempted resolution by negotiation between executives who have authority to settle the controversy. Negotiations must be conducted within 14 days after such notice is received (all references to “days” in this provision are to calendar days).  If the parties fail to meet or if the matter has not been resolved within 14 days, the parties shall mediate their dispute within 30 days after the 14 day period has expired.  If the mediation fails to resolve all disputes or if the mediation has not been scheduled within 30 days, either party may initiate arbitration with respect to the matters submitted to negotiation and mediation by filing a written demand for arbitration.  Disputes shall be settled by final and binding arbitration administered by the International Institute for Conflict Prevention & Resolution (CPR) in accordance with its rules. The place of arbitration shall be Chicago, IL.  Notwithstanding the foregoing, to the extent a party is seeking injunctive relief either party may immediately bring a proceeding seeking preliminary injunctive relief or a temporary restraining order in a court having jurisdiction, and this relief shall remain in effect until the parties reach a resolution or so long as the arbitrator(s) feel as appropriate.

(b)For disputes under $[* *], one arbitrator shall either be mutually agreed by the parties or appointed in accordance with the arbitrator’s rules. For disputes over $[* *], a panel of three arbitrators shall be appointed in accordance with the arbitrator’s rules.  Within 30 days following the initiation of an arbitration proceeding, the arbitrator(s) will be selected.  No later than 60 days after selection, the arbitrator(s) shall hold a hearing to resolve each of the issues identified by the parties.  All arbitration proceedings shall be conducted in the English language.  At least 7 days prior to the hearing, each party shall submit the following to the other party and the arbitrator(s):

•     A copy of all exhibits on which such party intends to rely in any oral or written presentation to the arbitrator(s);

•     A list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

•     A proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue.  The proposed rulings and remedies shall not contain any recitation of the facts or of any legal arguments. The parties agree that neither side shall seek as part of its remedy any punitive damages; and

•     A brief in support of such party’s proposed rulings and remedies, provided the brief shall not exceed 20 pages.

(c)Within 14 days following completion of the hearing, each party may submit to the other party and the arbitrator(s) a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed 10 pages.  The arbitrator(s) shall rule on each disputed issue within 21 days following completion of the hearing.  Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue and may adopt one party’s proposed rulings and remedies on some issues and the other parties proposed rulings and remedies on other issues.  The arbitrator(s) shall not adopt any written opinion or otherwise explain the basis of the ruling.  If the arbitrator(s) rule in favor of one party on all disputed issues, the losing party shall pay the prevailing party’s fees and expenses (including attorneys’ fees).  If the arbitrator(s) rule in favor of one party on some issues and the other party on other issues, the arbitrator(s) shall allocate fees and expenses in a way that bears a reasonable relationship to the ruling.  The rulings of the arbitrator(s) and the allocation of fees and expenses shall be binding, non-reviewable and non-appealable, and may be entered as a final judgment in any court having jurisdiction.  Except as required by law, the parties agree to keep confidential the existence of the arbitration, the submissions made by the parties (including exhibits, testimony, proposed rulings and briefs) and the decisions made by the arbitrator(s), including its awards.

9. Exhibit A of the Agreement is amended by deleting the definition of “Excluded Claim,” amending and restating the definition of Baseline Amount and adding the definitions of “Calendar Year,” “Designated Customer,” “Designated Customer Baseline Amount,” “Designated Customer Baseline Year,” “Designated Customer Minimum Order Threshold” and “Threshold” as follows:

“Baseline Amount” means [* *] gallons of Concentrate Products, which represents total orders in gallons for the year ended December 31, 2016, excluding the Designated Customer.

“Calendar Year” means a year ending December 31.

“Designated Customer” means [* *]

“Designated Customer Baseline Amount” means the total amount of gallons of Concentrate Products ordered during the Designated Customer Baseline Year by (i) Designated Customer (or its Affiliate if such Affiliate has executed such new contract) or (ii) the Distributor, its Affiliates, Marketing Partners, sub-distributors or otherwise for sale or transfer to the Designated Customer (or its Affiliate if such Affiliate has executed such new contract).

“Designated Customer Baseline Year” means the first full Calendar Year following the year in which the Designated Customer’s Original Customer Contract is assigned to Distributor or in which Distributor enters into a new contract for Concentrate Products with the Designated Customer (or its Affiliate if such Affiliate has executed such new contract instead of the Designated Customer).

“Designated Customer Minimum Order Threshold” has the meaning set forth in Section 3.8(a).

“Threshold” means each of the Minimum Order Threshold and the Designated Customer Minimum Order Threshold and “Thresholds” means the Minimum Order Threshold and the Designated Customer Minimum Order Threshold, together.

10. Exhibit C of the Agreement is hereby amended by the following paragraph at the end thereof:

Allocation

To the extent that the cost of Transportation Services must be allocated between orders relating to the Designated Customer and other customers, such costs shall be allocated based upon the ratio of the weight of Concentrate Products sold to the Designated Customer compared to the weight of Concentrate Products sold to other customers, effective January 1, 2017. To the extent that the cost of Customer Services must be allocated between orders relating to the Designated Customer and other customers, such costs shall be allocated based upon the number of orders of Concentrate Products by the Designated Customer compared to the number of orders of Concentrate Products by Distributor for other customers, effective January 1, 2017.

11. Exhibit J of the Agreement is hereby amended by amending and restating the section entitled “Target Margins – Concentrate Products” as follows:

Target Margins – Concentrate Products
Target Margin
Year	[* *]	[* *] and [* *]	Other Domestic
2014	[* *]%	[* *]%	[* *]%
2015	[* *]%	[* *]%	[* *]%
2016	[* *]%	[* *]%	[* *]%
2017	[* *]%	[* *]%	[* *]%
2018	[* *]%	[* *]%	[* *]%
2019	[* *]%	[* *]%	[* *]%
2020	[* *]%	[* *]%	[* *]%
2021	[* *]%	[* *]%	[* *]%
2022	[* *]%	[* *]%	[* *]%
2023	[* *]%	[* *]%	[* *]%
2024	[* *]%	[* *]%	[* *]%
2025	[* *]%	[* *]%	[* *]%
2026	[* *]%	[* *]%	[* *]%
2027	[* *]%	[* *]%	[* *]%
2028	[* *]%	[* *]%	[* *]%
2029	[* *]%	[* *]%	[* *]%

*  Effective as of date of First Amendment.

For purposes of this Exhibit J, “[* *]” means [* *] and “[* *]” means [* *].

12. Governing Law.  All issues and questions concerning the construction, validity, enforcement, and interpretation of this First Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the laws of the State of Delaware.

13. No Other Changes.  Except as expressly modified in this First Amendment, all other terms and conditions of the Agreement remain unchanged and in full force and effect and shall govern and apply to all matters contemplated by this First Amendment.

14. Interpretation.  The term “Agreement” as used herein shall mean the Agreement as amended, modified, and supplemented by this First Amendment and all other capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

15. Counterparts and Facsimile/PDF Signatures.  This First Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  The parties hereto agree that facsimile transmission or PDF of original signatures shall constitute and be accepted as original signatures.

16. Severability.  In the event that any provision of this First Amendment shall be held to be invalid or unenforceable in any respect, such provision shall be enforced to the fullest extent permitted by law and the remaining provisions of this First Amendment shall remain in full force and effect.  If any such invalid portion constitutes a material term of this First Amendment, the parties hereto shall meet and in good faith seek to mutually agree to modify this First Amendment so as to retain, if possible, the overall essential terms of this First Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their duly authorized representatives and effective as of the date first above written.

COMPANY:		DISTRIBUTOR:

ROCKWELL MEDICAL, INC.		BAXTER HEALTHCARE CORPORATION

By:	/s/ Robert Chioini	By:	/s/ Gavin Campbell

Print Name:	Robert Chioini	Print Name:	Gavin Campbell

Title:	Chief Executive Officer	Title:	General Manager, US Renal